________________________________________
________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Slinger Bag Inc.
________________________________________
(Name of Issuer)

Common Stock
________________________________________
(Title of Class of Securities)

831445101
________________________________________
(CUSIP Number)

Check the appropriate box to designate the
rule pursuant to which this Schedule is filed:
? Rule 13d-1(b)
 X  Rule 13d-1I
?   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a
reporting person's initial filing on this form with respect
to the subject class of securities, and for any subsequent
amendment containing information which would alter the
disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise
subject to the liabilities of that section of the Act but
shall be subject to all other provisions of the Act (however, see the Notes).

________________________________________

S. NAMES OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Efrat Investments LLC
82-1903138
________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)   ?
                                                                 (b)   ?
________________________________________
3.    SEC USE ONLY

________________________________________
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
________________________________________
5.   SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON
 1,952,000 (*)

________________________________________
6.   SHARED VOTING POWER
________________________________________
7.   SOLE DISPOSITIVE POWER

1,952,000

________________________________________
8.   SHARED DISPOSITIVE POWER
 ________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
1,952,000
________________________________________
10.    CHECK BOX IF THE AGGREGATE AMOUNT
IN ROW (9) EXCLUDES CERTAIN SHARES   ?

________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.137%  (*)
________________________________________
12.    TYPE OF REPORTING PERSON

 OO

________________________________________

 (*) Based on 27,350,000 Ordinary Shares outstanding
as of May 18, 2021 (as reported on Yahoo Finance).

ITEM 1 (a) NAME OF ISSUER:

SLINGER BAG INC.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

2709 N. Rolling Road, Suite 138 Windsor Mill, MD 21244

ITEM 2 (a) NAME OF PERSON FILING:

Efrat Investments LLC

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE
 OR, IF NONE, RESIDENCE:

54 Lenox Ave, Clifton, NJ 07012

ITEM 2 (c) CITIZENSHIP:

Delaware

ITEM 2 (d) TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2 (e) CUSIP NUMBER:

831445101

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B)
OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)  ? Broker or dealer registered under
Section 15 of the Exchange Act.
(b)  ? Bank as defined in Section 3(a)(6)
of the Exchange Act.
(c)  ? Insurance Company defined in Section 3(a)(19)
of the Exchange Act.
(d)  ? Investment Company registered under Section 8
of the Investment Company Act.
(e)  ? An Investment adviser in accordance with
Rule 13d-1(b)(1)(ii)(E)
(f)  ? An employee benefit plan or endowment fund
in accordance with Rule 13d-1(b)(ii)(F)
(g)  ? A parent holding company or control person
in accordance Rule 13d-1(b)(1)(ii)(G)
(h)  ? A savings association as defined in Section 3(b)
of the Federal Deposit Insurance Act.
(i)  ? A church plan that is excluded from the definition
 of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)  ? Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 1,952,000

         (b) PERCENT OF CLASS: 7.137%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                               1,952,000

               (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

               (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                              1,952,000

               (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

ITEM 10. CERTIFICATION.
By signing below I certify that, to the best of my knowledge and belief,  the securities referred to above were acquired
in the ordinary course of business and were not acquired
for the purpose of and do not have the effect of changing
or influencing the control of the issuer of such securities
and were not acquired in connection with or as a participant in any transaction having such purposes or effect

SIGNATURE

         After reasonable inquiry and to the best of my knowledge
and belief, I certify that the information set forth in this statement is true, complete and correct.
   May 18, 2021
   (Date)

   /s/ Pinny Rotter
   Pinny Rotter, CIO